July __, 2001

E.C. Power, Inc.
236 West 27th Street
3rd Floor
New York, New York 10001

Re:     Lock Up Agreement

Ladies and Gentlemen:

       This agreement is made in connection with my ownership of shares of the Common Stock (the "Common Stock") and/or the Series A Preferred Stock (the "Preferred Stock") of E.C. Power, Inc., a Delaware corporation (the "Company"). The Preferred Stock is convertible into shares of Common Stock of the Company. No trading market currently exists for any of the Company's securities. The Company intends to make a public offering of its securities pursuant to a registration statement to be filed with the Securities and Exchange Commission (the "Public Offering").

       I am an officer and/or director of the Company, and I agree that it is to my benefit that the Public Offering be successful. In consideration for the Public Offering by the Company, and of other valuable consideration, the receipt of which is hereby acknowledged, I agree as follows:

       1.     I will not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or otherwise dispose of (the "Resale Restrictions") any shares of the Preferred Stock or the Common Stock beneficially owned or otherwise held by me, (collectively, the "Shares") for the period specified hereafter. Such restrictions shall apply to the Shares for a period of 180 days after the date of the Final Prospectus for the Public Offering (the "Lock-up Period"). As a reasonable means of ensuring compliance with the terms of this Agreement, the undersigned further agrees that the Company may instruct the transfer agent for the Shares to place a transfer restriction on such transfer agent's records.

       2.     Notwithstanding the foregoing, if I am an individual, I may transfer any or all of the Shares either during my lifetime or on my death by will or intestacy to my immediate family or to a trust, beneficiaries of which are exclusively me, a member or members of my immediate family; provided, however, that in any such case it shall be a condition of the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Shares subject to the provisions of this Agreement, and there shall be no further transfer of such Shares except in accordance with this Agreement. For purposes of this paragraph, "immediate family" shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor.

       3.     In addition, notwithstanding the foregoing, if I am a partnership, the partnership may transfer any Shares to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner, and any partner who is an individual may transfer Shares by gift, will or intestate succession to his or her immediate family (as defined above) or ancestors. If I am a corporation, the corporation may transfer Shares to any shareholder of such corporation and any shareholder who is an individual may transfer Shares by gift, will or intestate succession to his or her immediate family (as defined above) or ancestors. Notwithstanding anything else herein to the contrary, in an such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Shares subject to the provisions of this Agreement and there shall be no further transfer of such Shares except in accordance with this Agreement.

       This Agreement shall be enforceable by the Company, and shall be binding on and inure the benefit of its respective successors, personal representatives, heirs, and assigns.

Very truly yours,

By: ______________________________________
     Signature

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Shares of Common Stock subject to this Agreement

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Shares of Preferred Stock subject to this Agreement